UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Envestnet, Inc.
(Name of Registrant as Specified In Its Charter)

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July 6, 2017

Dear Envestnet Stockholder:

Within the past few weeks, you should have received the Proxy Statement and related materials for the Envestnet, Inc. (“Envestnet”) 2017 Annual Meeting of Stockholders to be held on July 13, 2017 at 35 East Wacker Drive, Suite 260, Chicago, Illinois at 10:00 a.m. Central Time.  In addition to the other items included in the Proxy Statement, the Board recommends that you vote “FOR” Item 2, which is the advisory resolution to approve Envestnet’s 2016 executive compensation.

You may have seen the recent analyses published by Institutional Shareholder Services (“ISS”) and Glass Lewis regarding Envestnet’s executive compensation for 2016.   We write today to reiterate the Board’s recommendation that you vote in favor of the advisory resolution to approve Envestnet’s 2016 executive compensation at the upcoming annual meeting.  We respectfully, but strongly, disagree with the recommendations of those firms, and we would like to offer additional context on how the Compensation Committee and the Board of Directors arrived at their compensation decisions.

Financial Performance

Envestnet had an extraordinary year in 2016, with outstanding financial performance.  Our revenues increased 37% and Adjusted EBITDA increased 31%.1  Envestnet currently serves more than 55,000 advisors, a key metric that increased 15% in 2016, and over $1 trillion in total platform assets—a significant achievement.  Moreover, during 2016, our stock price increased 18%, as compared to a 21% increase in the Russell© 2000 Index and a 12% increase in the S&P North American Technology Sector index.

Envestnet has also delivered long-term growth for our stockholders.  Over the last five years, Envestnet’s revenues increased 369% and Adjusted EBITDA increased 262%.1  During that same time period, our stock price increased 195%, as compared to a 101% increase in the Russell© 2000 Index and a 109% increase in the S&P North American Technology Sector index.

Our Executive Compensation Philosophy

As described in our Proxy Statement, Envestnet’s executive compensation philosophy established by our Compensation Committee is designed to: attract and retain skilled executive officers; support our business strategy and objectives; and align the interests of our executive officers with those of our stockholders through a pay-for-performance philosophy. We are proud that our named executive officers have an average of 15 years with Envestnet or its predecessor firms.  Since we went public in 2010, Envestnet’s management and employees have delivered on our strategy to increase revenue and profitability by expanding our business model and increasing our total addressable market; adding new enterprise relationships and increasing  our client base; deepening client relationships; expanding the services available to clients, including the cross selling of services across Envestnet’s business lines; continuing to invest in our technology platforms and data analytics capabilities; and pursuing strategic transactions and other relationships.

1    Please see our Form 10-K for reconciliation of non-GAAP measures and related disclosures.

With respect to aligning the interests of our executive officers with those of our stockholders through a pay-for-performance philosophy, Glass Lewis acknowledged in its report that Envestnet has aligned executive pay and corporate performance.

Evaluation of Executive Compensation

While each of the firms discussed various factors that went into their decisions, both firms highlighted the year to year increase in compensation received by our CEO as a result of the increase in base salary and the one-time equity grants made in 2016.

Beginning in March of 2014 and continuing into 2015, the Compensation Committee retained an independent third-party compensation specialist to assist in evaluating our compensation and employee retention programs, including the compensation paid to our senior management (including the named executive officers) and to provide advice regarding employment agreements.  In particular, the engagement involved (a) defining the roles and responsibilities of senior management, (b) identifying comparable firms within the relevant competitive marketplace, (c) assessing the comparability of senior management roles and compensation from those firms to our senior management and (d) reviewing draft employment agreements.

As a result of this engagement, in 2015 the Compensation Committee determined that the total compensation of our CEO and other executive officers was historically positioned well below the 25th percentile of a group of fifteen similarly situated peer companies. The third-party specialist recommended that the Compensation Committee consider a one-time equity grant to the CEO and other senior officers designed for retention and to incentivize future performance. The third-party specialist also suggested that Envestnet enter into employment agreements with its CEO and other senior executive officers.

Based on the advice of the third-party consultant, in 2016, the Compensation Committee increased the CEO’s base salary and approved a one-time equity grant (consisting of stock options and performance-based restricted stock units) in consideration for the CEO agreeing to enter into an employment agreement. That agreement included restrictive covenants to serve as a long-term retention mechanism, as the Compensation Committee determined that retaining the CEO long-term was critical to Envestnet’s long-term success in delivering value to shareholders.  The performance criteria related to the performance-based restricted stock awards were fully detailed in a Form 8-K filed on May 13, 2016 upon execution of the CEO’s employment agreement.

ISS noted in its report that our CEO’s compensation in 2016, even after the above-described salary increase and the value of the one-time grant, was slightly below the median of a peer group identified by ISS.  Moreover, ISS also noted that our CEO’s compensation before such events was significantly below the median.

Admittedly, because of the CEO’s historically low compensation, the increase in 2016 coupled with the one-time equity grants created a year to year increase in his total compensation of 151%, but, because his total compensation remains below the median of the ISS peer group, such increase is more a result of his historically low total compensation than a result of any sort of overpayment in 2016.  Additionally, because the bulk of such increase was in the form of one-time equity grants in 2016 (consisting of stock options and performance-based restricted stock units), his total compensation in 2017 is expected to return to a meaningfully lower percentile as compared to the ISS-identified peer group.

Further, the data noted in the current ISS report supports the argument that the CEO’s compensation has historically been low in relation to the performance of Envestnet and in relation to its peer group — better than 98% of its peer group.

For additional information regarding the CEO’s compensation and the other named executive officers, please review the full Proxy Statement.

Historical Voting

To date, our stockholders have agreed with the design of our executive compensation program and have overwhelmingly supported our say-on-pay advisory resolutions with over 98% of our stockholders voting in favor in each of the last three years.  Neither our compensation philosophy nor the terms of our plans has changed in that time.  The only difference in the last three years is the increase in 2016 of our CEO’s compensation which, as explained in detail above, was primarily a function of addressing historically low compensation, and one-time equity awards in 2016 to certain members of senior management tied to entering into employment agreements.  As a result, we strongly believe that our executive compensation program is appropriate and in the best interests of Envestnet’s stockholders.  We encourage you to vote “FOR” Item 2 in the Proxy Statement, the Say-On-Pay Proposal.

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If you have any questions, please feel free to contact Chris Curtis, our head of investor relations. He can be reached at 312-818-5818 or chris.curtis@envestnet.com.

Sincerely,

Envestnet Board of Directors — Compensation Committee

James Fox, Chairman
Ross Chapin
Gayle Crowell